Dividend Capital Diversified Property Fund Inc. 8-K

Exhibit 99.1

dividend capital DIVERSIFIED PROPERTY FUND

Provides second quarter 2015 Portfolio update

2.2% total shareholder return in the quarter; 10.7% total shareholder return in last twelve months1

Acquired City View, a multi-tenant office asset located in Austin, TX

Repaid $79 million of secured borrowings; combined with activity subsequent to June 30, 2015, DPF has no remaining debt maturities in 2015

DENVER – August 13, 2015— Dividend Capital Diversified Property Fund Inc. (“DPF”), a public reporting, daily NAV REIT (NASDAQ: ZDPFAX; ZDPFEX; ZDPFIX; ZDPFWX) reported results today for the second quarter ended June 30, 2015.

Total Shareholder Return

Total shareholder return, which represents the compound annual rate of return assuming reinvestment of all dividend distributions before the impact of up-front sales commissions and class-specific expenses as of June 30, 2015, was as follows for the indicated timeframe:

•	Quarter ended June 30, 2015: 2.20%
•	Year-to-date ended June 30, 2015: 5.49%
•	Twelve months ended June 30, 2015: 10.68%
•	Since NAV share class inception[2]: 9.22%

Class A, Class W, and Class I shareholders had lower total returns than those set forth above due to up-front sales commissions and/or class-specific expenses.

Portfolio Overview

As of June 30, 2015, DPF’s portfolio consisted of 58 operating properties located in 20 geographic markets in the United States, aggregating approximately 9.5 million square feet. As of June 30, 2015, DPF’s real property portfolio was approximately 87.5% leased to approximately 450 tenants. These properties had an estimated fair value of approximately $2.2 billion (calculated in accordance with DPF’s valuation procedures), including:

•	20 office properties located in 14 geographic markets, aggregating approximately 4.3 million net rentable square feet, with an aggregate fair value amount of approximately $1.3 billion;
•	32 retail properties located in six geographic markets, aggregating approximately 3.3 million net rentable square feet, with an aggregate fair value amount of approximately $835.3 million; and

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1 All returns figures exclude up-front sales commissions and class-specific expenses

2 Measured from September 30, 2012, annualized

•	six industrial properties located in three geographic markets, aggregating approximately 1.9 million net rentable square feet, with an aggregate fair value amount of approximately $86.9 million.

As of June 30, 2015, DPF also held approximately $56.5 million in net debt related investments. DPF’s leverage ratio, based on the fair value of its investments, was 36% as of June 30, 2015.

Acquisition / Disposition Activity

During the quarter ended June 30, 2015, DPF acquired City View, four adjacent Class A office buildings in the southwest submarket of Austin, TX. Three of the buildings were built in 1985 while the fourth building was completed in 1998. The buildings encompass approximately 274,000 net rentable square feet, and are 99% leased to 25 tenants. DPF funded the acquisition through cash on hand and availability under its revolving credit facility.

Also during the quarter ended June 30, 2015, DPF sold Mt. Nebo, a 103,000 square foot retail property located in Pittsburgh, PA to an unrelated third party.

Subsequent to quarter end, DPF acquired Venture Corporate Center, an approximately 253,000 square foot office complex located in Hollywood, FL. The center is comprised of three buildings that are 97% leased to 29 tenants. DPF funded the acquisition through cash on hand and availability under its revolving credit facility.

Also subsequent to quarter end, DPF acquired Shenandoah Square, an approximately 124,000 square foot grocery-anchored shopping center located in Davie, FL. The center is currently approximately 99% leased to 40 tenants including Publix, Walgreens, and Dollar Tree. The property is subject to a $10.9 million mortgage loan with a maturity date of September 1, 2021. DPF funded its equity for the acquisition through cash on hand and availability under its revolving credit facility.

Portfolio and Leasing Summary

During the second quarter, same-store property net operating income decreased 5.2% compared to the quarter ended March 31, 2015 and decreased 2.0% when compared to the same quarter in 2014. When generally accepted accounting principles (“GAAP”) adjustments are excluded, same-store property net operating income decreased 4.7% compared to the quarter ended March 31, 2015 and decreased 0.1% when compared to the same quarter in 2014. Same-store property net operating income for the quarter ended March 31, 2015 included the effect of a $1.425 million lease termination payment received from a tenant in DPF’s retail portfolio. Excluding the effect of this one-time item, same-store property net operating income for the quarter ended June 30, 2015 decreased 1.1% on a GAAP basis and decreased 0.7% excluding GAAP adjustments, both compared to the quarter ended March 31, 2015.

During the second quarter, DPF signed 46 leases for approximately 297,000 square feet. On a comparable space basis, DPF signed 36 leases for approximately 197,000 square feet. The average growth in rents, on a GAAP basis, for the comparable leases signed in the second quarter was 24.3%. For the twelve months ended June 30, 2015, DPF signed 154 leases for approximately 1.9 million square feet. On a comparable basis, DPF signed 107 leases for approximately 1.5 million square feet. The average growth in rents, on a GAAP basis, for the comparable leases signed in the last twelve months was 11.3%.

The overall portfolio percentage leased was 87.5% as of June 30, 2015, compared to 89.5% on March 31, 2015 and 92.6% on June 30, 2014. Same-store percentage leased was 86.5% at June 30, 2015, compared to 89.0% at March 31, 2015 and 91.3% at June 30, 2014.

Financial Results for the quarter ended June 30, 2015

Company-Defined Funds from Operations (“FFO”) for the quarter ended June 30, 2015 were $20.3 million, or $0.10 per basic and diluted share. This compares to FFO for the quarter ended June 30, 2014 of $23.1 million, or $0.12 per basic and diluted share.

Company-Defined Funds from Operations (“FFO”) for the six months ended June 30, 2015 were $47.2 million, or $0.24 per basic and diluted share. This compares to FFO for the six months ended June 30, 2014 of $44.3 million, or $0.23 per basic and diluted share.

GAAP net income for the quarter ended June 30, 2015 was $0.1 million, or $0.00 per basic and diluted share. This compares to a GAAP net income for the quarter ended June 30, 2014 of $3.8 million, or $0.02 per basic and diluted share.

GAAP net income for the six months ended June 30, 2015 was $132.3 million, or $0.68 per basic and diluted share. This compares to a GAAP net income for the six months ended June 30, 2014 of $35.8 million, or $0.17 per basic and diluted share.

Other Events

DPF is announcing today the final results of its modified “Dutch Auction” tender offer for the purchase of shares of DPF’s unclassified common stock, par value $0.01 per share, also referred to as “Class E” shares, for cash in an mount up to $115 million (the “Offer”). The Offer expired at 5:00 p.m., Central Time, on August 5, 2015. Based on the final count by DST Systems, Inc. (“DST”), the depositary, paying agent and information agent for the Offer, a total of 17,151,636 of DPF’s Class E shares were properly tendered and not properly withdrawn at or below the final purchase price of $7.25 per share. In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), DPF had the option to increase the number of shares accepted for payment in the Offer by up to 2% of the outstanding Class E shares without amending or extending the Offer. In order to honor 100% of stockholders that tendered Class E shares at or below $7.25 per share, the Company decided to increase the number of shares accepted for payment in the Offer.

In accordance with the terms and conditions of the Offer, and based on the final count by DST, DPF accepted for purchase 17,151,636 Class E shares properly tendered and not properly withdrawn prior to the expiration of the Offer at a purchase price of $7.25 per share, for an aggregate cost of approximately $124.3 million, excluding fees and expenses relating to the Offer. The Class E shares purchased in the Offer represent approximately 10.8% of DPF’s issued and outstanding Class E shares as of August 12, 2015. Following settlement of the Offer, DPF has approximately 141,279,211 Class E shares outstanding.

Non-GAAP Supplemental Financial Measure

DPF computes its financial results in accordance with GAAP. Below, DPF has provided reconciliations of both Company-Defined FFO and net operating income, which are both non-GAAP supplemental financial measures, to the most directly comparable GAAP measures (amounts in thousands, except per share information). For more information about Company-Defined FFO and net operating income, including why management believes both measures provide useful information, please see the Portfolio Performance and Operational Review furnished with this press release on Form 8-K filed with the SEC on August 13, 2015, available on DPF’s website, www.dividendcapitaldiversified.com, and the SEC’s website, www.sec.gov.

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Reconciliation of net earnings to FFO:
Net income attributable to common stockholders	$70	$3,486	$123,653	$30,925
Add (deduct) NAREIT-defined adjustments:
Depreciation and amortization expense	19,738	22,213	40,554	44,562
Gain on disposition of real property	—	(2,986)	(128,667)	(36,140)
Impairment of real property	224	—	1,624	—
Noncontrolling interests’ share of adjustments	(1,435)	(1,399)	5,375	1,590
FFO attributable to common shares-basic	18,597	21,314	42,539	40,937
FFO attributable to dilutive OP units	1,331	1,544	2,993	2,999
FFO attributable to common shares-diluted	$19,928	$22,858	$45,532	$43,936

FFO per share-basic and diluted	$0.10	$0.12	$0.23	$0.23

Reconciliation of FFO to Company-Defined FFO:
FFO attributable to common shares-basic	$18,597	$21,314	$42,539	$40,937
Add (deduct) our adjustments:
Acquisition-related expenses	179	252	602	252
Loss on extinguishment of debt and financing commitments	272	—	1,168	63
Unrealized (gain) loss on derivatives	(128)	—	(117)	—
Noncontrolling interests’ share of our adjustments	(22)	(17)	(108)	(21)
Company-Defined FFO attributable to common shares-basic	18,898	21,549	44,084	41,231
Company-Defined FFO attributable to dilutive OP units	1,353	1,561	3,101	3,021
Company-Defined FFO attributable to common shares-diluted	$20,251	$23,110	$47,185	$44,252

Company-Defined FFO per share-basic and diluted	$0.10	$0.12	$0.24	$0.23

Weighted average number of shares outstanding
Basic	183,157	177,529	181,247	177,202
Diluted	196,267	190,386	194,029	190,190

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Reconciliation of NOI to net earnings:
NOI – cash basis	$39,169	$47,404	$44,647	$86,573	$87,498
Straight line rent	(43)	(356)	485	(398)	1,790
Net amortization of above- and below-market lease assets and liabilities, and other non-cash adjustments to rental revenue	126	405	(88)	530	111
NOI	$39,252	$47,453	$45,044	$86,705	$89,399
Real estate depreciation and amortization expense	(19,738)	(20,815)	(22,213)	(40,554)	(44,562)
General and administrative expenses	(3,123)	(2,737)	(3,125)	(5,861)	(5,944)
Advisory fees, related party	(4,497)	(4,299)	(3,853)	(8,796)	(7,595)
Acquisition-related expenses	(179)	(423)	(252)	(602)	(252)
Impairment of real estate property	(224)	(1,400)	—	(1,624)	—
Interest and other income	163	632	334	797	251
Interest Expense	(11,275)	(13,981)	(15,105)	(25,256)	(31,569)
Loss on extinguishment of debt and financing commitments	(272)	(896)	—	(1,168)	(63)
Gain on sale of real property	—	128,667	2,986	128,667	36,140
Net income attributable to noncontrolling interests	(37)	(8,618)	(330)	(8,655)	(4,880)
Net income attributable to common stockholders	$70	$123,583	$3,486	$123,653	$30,925

Webinar and Portfolio Update Call Information

DPF will host a webinar/portfolio update call to review second quarter 2015 performance results and financial metrics on August 19, 2015, at 2:15 p.m. U.S. Mountain Time. Information to access the call is as follows:

Date: Wednesday, August 19, 2015
Time: 2:15 p.m. MT/4:15 p.m. ET
Dial-in Number: 877.742.5590
Conference ID: 93359146

To access the live webinar please visit the Investor Relations page at DPF’s website, www.dividendcapitaldiversified.com.

The webinar replay will be posted when available on the Investor Relations page of DPF’s website.

About Dividend Capital Diversified Property Fund

Dividend Capital Diversified Property Fund is a public reporting, daily NAV vehicle based in Denver, CO that invests in a diversified portfolio of commercial real estate assets. DPF owned 58 properties totaling approximately 9.5 million square feet in 20 geographic markets as of June 30, 2015. More information is available at www.dividendcapitaldiversified.com.

Forward-Looking Information

This material may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar statements are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results that are materially different than those described in the forward-looking statements. Dividend Capital Diversified Property Fund cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Dividend Capital Diversified Property Fund’s expectations include, but are not limited to, the uncertainty of funding Dividend Capital Diversified Property Fund’s future capital needs, delays in the acquisition, development, and construction of real properties, changes in economic conditions generally and the real estate and securities markets specifically, and other risks detailed from time to time in Dividend Capital Diversified Property Fund’s Securities and Exchange Commission reports, particularly the section entitled “Risk Factors” in Item 1A of Dividend Capital Diversified Property Fund’s Annual Report on Form 10-K. Such forward-looking statements pertain only as of the date of this press release. Dividend Capital Diversified Property Fund expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Dividend Capital Diversified Property Fund’s expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Contact
Eric Paul
Dividend Capital
(303) 228-2200